Exhibit 99.2

T2 Biosystems 4Q

March 4, 2021

Philip Taylor

Thank you operator. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC on March 16, 2020, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I would like to turn the call over to President and CEO, John Sperzel. John?

John Sperzel

Thank you all for joining us today. I want to start by thanking the team at T2 Biosystems for their resilience throughout the pandemic, and for their unwavering commitment to our customers and the patients we serve.

Last year, we made meaningful progress toward our mission: to fundamentally change the way medicine is practiced through transformative diagnostics that improve the lives of patients around the world. We are aware of the many lives being saved by usage of our sepsis panels: T2Bacteria, T2Candida, and T2Resistance. This is a reminder of why T2 Biosystems exists! We believe our products can become the standard of care for the detection of sepsis-causing pathogens, improve patient outcomes, reduce the threat of antibiotic resistance, and drive long-term sustained growth.

T2 Biosystems 4Q

March 4, 2021

On today’s call, I will highlight the company’s strong fourth quarter and full year 2020 performance, share details on the progress within each of our 2020 priorities, and update our 2021 priorities to guide our continued success. I will then turn the call over to John Sprague, who will review our financial results and provide 2021 guidance, before I make some closing remarks and we open the call for questions and answers.

During the fourth quarter, the T2 Biosystems team generated total revenue of $7.8 million, including product revenue of $5.8 million, representing growth of 154% and 273% respectively, compared to the prior year period. For the full year 2020, we generated total revenue of $18.1 million including product revenue of $11.7 million, representing growth of 118% and 119% respectively, compared to the prior year. Each of those financial accomplishments represented record highs for the company.

As we look back at 2020, there are many factors that made the year extremely successful. We made broad changes across the organization. We added deep clinical and commercial experience, as well as diversity, to our board of directors. We strengthened our senior leadership team, reduced operating costs across the company, scaled our manufacturing, advanced our product pipeline, and significantly improved our balance sheet. Throughout the pandemic, we stayed true to our mission and maintained our focus on sepsis.

The human and economic toll related to sepsis is staggering. Sepsis is the number one cost of hospitalization and claims the lives of nearly 270,000 Americans each year. In 2020, the U.S. Department of Health and Human Services estimated that the cost of sepsis care for patients in hospitals and skilled nursing facilities was more than $62 billion. The current standard of care for patients at risk of sepsis relies on empiric probability-based protocols to administer antibiotics or antifungals, despite the fact that such protocols are only optimal in 30-50% of cases. This is no better than a coin toss and is the antithesis of precision medicine. To further complicate matters, nearly all diagnostic products used to detect sepsis causing-pathogens rely on positive blood cultures as their clinical specimen. Blood cultures are notoriously insensitive, may require multiple

T2 Biosystems 4Q

March 4, 2021

samples, and can take one to five days to achieve the growth necessary to run post-culture molecular diagnostic tests. We are steadfast in our commitment to drive adoption of our technology and ensure it is a critical part of the sepsis standard of care.

The rapid detection of sepsis-causing pathogens is critical for patients, as each hour of delayed treatment can increase mortality rate by up to eight percent. Our aim is to change the current standard of care by enabling targeted therapy, faster (i.e., within 3-5 hours of the first blood draw). T2 Biosystems has the only FDA cleared products able to detect sepsis-causing pathogens directly from whole blood (i.e., culture independent), in just 3-5 hours. As a sepsis survivor, I can personally attest to the value of rapid detection and appropriate treatment of sepsis-causing pathogens.

In early 2020, we set three corporate priorities intended to strengthen our business: 1) accelerating our sales, 2) improving our operations, and 3) advancing our pipeline. As we enter 2021, we will continue to focus on these three corporate priorities, building on our progress from last year.

Starting with our first priority, accelerating our sales:

While 2020 product revenue was bolstered by sales of our T2SARS-CoV-2 tests, which represented 27% of total revenue, we are a sepsis-focused company. It’s important to remember that our decision to develop and launch a COVID-19 test was a strategic decision intended to lay a foundation for the long-term growth with our sepsis products. We saw a clinical link between critically ill, hospitalized COVID-19 patients and the risk of sepsis. We believed hospital microbiology labs, the users of our sepsis products, would need high-quality molecular diagnostic tests for COVID-19. Finally, we believed we could significantly increase our installed base of T2Dx Instruments within the microbiology labs of U.S. hospitals.

We sold 57 T2Dx Instruments during 2020, including 47 in the second half to U.S. hospital microbiology labs, which more than doubled our U.S. installed base. Total 2020 product

T2 Biosystems 4Q

March 4, 2021

revenue in the U.S. increased by 284% compared to the prior year. While the 47 new instruments are currently being used for COVID-19 testing, at an annualized run rate of $265,000 exiting the fourth quarter of 2020, we will begin to transition these accounts to sepsis testing during 2021, in line with our expectation that COVID-19 testing in U.S. hospitals will decline throughout the year. Because this was our game plan from day one, we pre-screened these new customers during the initial sales process to ensure they were sepsis targets, and to obtain commitments to evaluate our sepsis products when COVID-19 pressures ease. Simply stated, everything we have done with COVID-19 was strategically designed to facilitate adoption of our T2Dx Instrument and our sepsis panels.

Our sepsis test utilization continued to increase throughout 2020 for both T2Bacteria and T2Candida, our panels for bacterial infections and fungal infections, respectively. In 2020, the annualized sepsis test utilization among our legacy U.S. instrument installed base increased by 72%, from $50,000 at the beginning of 2020, to approximately $86,000 exiting the fourth quarter.

For 2021, we have set three commercial priorities, or key performance indicators: 1) to transition instruments sold in the second half of 2020 from COVID-19 to sepsis testing, 2) to increase sepsis test utilization in our legacy installed base, and 3) to expand our T2Dx Instrument installed base.

Transitioning instruments that were sold into U.S. hospitals during 2020 from COVID-19 to sepsis testing is a critical part of our strategy and the top commercial objective for 2021. Our commercial team has already initiated conversations with new customers related to sepsis management, which is ahead of schedule.

Driving further adoption of our platform and transitioning accounts from COVID-19 to sepsis testing requires the right commercial strategy and the right team. During 2020, we named a Chief Commercial Officer, as well as heads of U.S. sales and customer operations. In 2021, we added heads of marketing and service, and expect to complete the rebuild of our U.S. sales team by the end of March.

T2 Biosystems 4Q

March 4, 2021

Our Regional Account Managers lead the comprehensive effort that is required to sell sepsis technology into U.S. hospitals. A sale generally requires “selling to the whole hospital” including decision makers on a hospital’s sepsis committee, which typically includes representatives from the executive leadership, laboratory, and clinical departments.

We are pleased to announce we recently hired Dr. Aparna Ahuja as the Chief Medical Officer. As a Laboratory Medicine expert, she has extensive relationships in the laboratory community and brings significant diagnostic experience from prior senior leadership roles at Becton Dickenson. Dr. Ahuja will lead our medical and clinical affairs teams to raise the visibility of T2Biosystems and increase awareness of the medical value of our products through generating clinical and health economic data, creation of clinical education programs and focusing on educating clinicians on the use of T2Biosystems’ products. She will also lead the development of a Scientific Advisory Board and develop and maintain collaborative relationships with Key Opinion Leaders as well as Professional Associations. We are confident that her leadership will help raise T2Biosystems visibility within the laboratory community.

Moving to our second priority, improving our operations:

Early in 2020, we implemented cost savings initiatives across the business which resulted in reductions in our cost structure, headcount, and real estate footprint.

We are making progress with a number of initiatives aimed at improving product gross margins through reductions in cost of goods. We also saw significant increases in unit volume during 2020, which had a favorable impact on overhead absorption, and we scaled our manufacturing four-fold to meet the increased demand. To maintain uninterrupted supply of our products to customers throughout the pandemic, we formed strategic partnerships with key suppliers which we believe will be beneficial in the future.

T2 Biosystems 4Q

March 4, 2021

Finally, we strengthened the balance sheet by raising $85.3 million through the sale of common stock, and we renegotiated the terms of our credit facility with CRG.

In 2021, we will continue to prioritize improvement in product gross margins.

Moving to our third priority, advancing our pipeline:

We made significant progress on our new product pipeline during 2020. In March, we made the decision to develop a test to detect SARS-CoV-2, the virus that is responsible for COVID-19 infections. While this product was not on our radar screen when we started the year, our team developed and launched a high-quality molecular diagnostic test, the T2SARS-CoV-2 Panel, under FDA Emergency Use Authorization guidelines, in less than three months. We subsequently determined that the T2SARS-CoV-2TM Panel is capable of detecting SARS-CoV-2 virus variants including those identified in the United Kingdom, South Africa and Brazil, along with 99.99% of all currently identified variants based on sequence alignments and in silico analysis.

We continue to prioritize programs under the milestone-based product development contract awarded by the U.S. government, or BARDA, in 2019. As a reminder, total funding available under the BARDA contract is up to $69 million and we are focused on developing three new products: 1) a next generation instrument, 2) a comprehensive sepsis panel, 3) and biothreat panel.

Our next generation instrument is designed to be fully automated and random access, like our current T2Dx Instrument, yet will provide faster turnaround times at a lower cost per reportable result. The instrument is also being designed to detect an increased number of pathogens from a single, whole blood sample.

The comprehensive sepsis panel is designed to cover up to 99% of all blood-borne infections and detect more than 250 species, in addition to all blood-borne antibiotic resistant threats identified by CDC, in a single test. The test is designed to use a whole blood sample and have a turnaround time of less than three hours. We believe this comprehensive sepsis panel has the potential to totally disrupt the traditional blood culture workflow, and become the new standard of care.

T2 Biosystems 4Q

March 4, 2021

The biothreat panel is designed to be the first highly-sensitive, direct-from-blood panel to detect multiple biothreat pathogens from a single patient sample.

The BARDA contract includes a base phase and six options. We completed the base phase during the third quarter of 2020, and met all milestones. This progress led BARDA to exercise option 1 of the contract in October 2020, valued at $10.5 million in funding. We continue to meet the milestones of the contract, and are operating ahead of schedule and under budget.

Now I will turn the call over to John Sprague to detail the third quarter financials.

John Sprague

Thank you, John.

Total revenue for the fourth quarter of 2020 was $7.8 million, an increase of 154% compared to the prior year period. Product revenue for the fourth quarter of 2020 was $5.8 million, an increase of 273% compared to the prior year period driven by increased sales of T2Dx Instrument and T2Bacteria, Candida and SARS-CoV-2 test panels. Research and contribution revenue for the fourth quarter of 2020 was $2.0 million, an increase of 30% compared to the prior year period driven by increased BARDA contract activities.

For the fourth quarter of 2020 product costs were $7.5 million, an increase of $3.9 million compared to the prior year period, driven by increased cost of product sales. Research and development expenses were $4.0 million, a decrease of $0.2 million. Selling, general and administrative expenses were $4.6 million, a decrease of $3.0 million driven by lower head count and spending.

T2 Biosystems 4Q

March 4, 2021

Net loss for the fourth quarter of 2020 was $9.9 million, ($0.07) per share, compared to a net loss of $14.0 million, ($0.29) per share for the prior year period.

Total cash, cash equivalents, marketable securities and restricted cash were $52.7 million as of December 31, 2020.

2021 Financial Outlook

We expect full year 2021 total revenues of $24.0 million to $26.0 million, including product revenues of $16.0 million to $18.0 million and research and contribution revenues of $8.0 million. We expect to close at least 30 T2Dx Instrument contracts in 2021, aligning with our focus to transition new accounts from COVID-19 to sepsis testing, increase sepsis test utilization in the current installed base, and to add strategic new customer contracts.

Thank you and back to John Sperzel for closing remarks.

John Sperzel

We built considerable momentum during 2020 with strong demand for our products. We more than doubled both our total product sales and our U.S. installed base of instruments, compared to the prior year. We took actions to improve our overall cost structure, while simultaneously scaling our manufacturing, and significantly improved our balance sheet. We advanced our new product pipeline, including the comprehensive sepsis panel and next generation instrument, both of which are largely funded by the U.S. Government. We are extremely excited about the future of T2 Biosystems and confident in our ability to lead the culture-independent molecular diagnostic sepsis testing market.

We will now open it up to questions. Operator?